Exhibit 10.15

Warrant Purchase Agreement

THIS WARRANT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 10, 2019, by and between Tiberius Acquisition Corporation, a Delaware corporation (“Tiberius”), and Church Mutual Insurance Company, a  Wisconsin corporation (“Church”).

WHEREAS, Church is currently the record and beneficial owner of 1,500,000 public warrants of Tiberius (together with any replacement warrants of Pubco (as defined below) to be issued in the IGI Transaction (as defined below), the “Outstanding Church Warrants”), each warrant entitling the holder thereof to purchase one share of common stock, par value $0.0001 per share, of Tiberius (“Common Stock”) pursuant to that certain Warrant Agreement, dated March 15, 2018, by and between Tiberius and Continental Stock Transfer & Trust Company, as warrant agent (as amended, the “Warrant Agreement”), and

WHEREAS, Tiberius and Church are parties to that certain Forward Purchase Contract, dated as of November 9, 2017 (the “FPC”), pursuant to which Church has agreed at the closing of the Business Combination (as defined in the Forward Purchase Contract) to purchase an aggregate of (i) 1,500,000 units of Tiberius (the “Units”), each Unit comprised of one share of Common Stock and one warrant to purchase one share of Common Stock of Tiberius (each, including any replacement warrant of Pubco issued in the IGI Transaction, an “FPC Warrant”), and (ii) 300,000 shares of Common Stock;

WHEREAS, on or about the date hereof, Tiberius is entering into a Business Combination Agreement (as amended, the “Business Combination Agreement”) with International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Centre (“IGI”), and certain other parties thereto, pursuant to which Tiberius will consummate its Business Combination with IGI and a newly formed company to become the successor public company to Tiberius (“Pubco”) (such Business Combination transaction and related transactions in accordance with the terms and conditions of the Business Combination Agreement and related agreements, the “IGI Transaction”);

WHEREAS, in connection with the IGI Transaction, and upon and subject to the consummation thereof, Church desires to sell to Tiberius, and Tiberius desires to purchase from Church, the Outstanding Church Warrants and, upon their issuance in connection with the FPC, the 1,500,000 FPC Warrants (collectively, the “Church Warrants”), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.          Purchase and Sale of Church Warrants.  At the Closing (as defined below), and subject to and upon the terms and conditions of this Agreement, Church shall sell, transfer, convey, assign and deliver to Tiberius, and Tiberius shall purchase, acquire and accept from Church, all of the Church Warrants, free and clear of all Liens (as defined below), for a price of seventy-five cents ($0.75) per Church Warrant, for an aggregate purchase price of two million two hundred fifty thousand U.S. dollars ($2,250,000) (the “Purchase Price”).

2.          Closing.  The consummation of the transactions contemplated hereunder (the “Closing”) shall take place substantially concurrently with, and is contingent upon, the consummation of the IGI Transaction under the Business Combination Agreement (the “IGI Closing”), but after giving effect to the consummation of the transactions contemplated by the FPC.  At or prior the Closing, Church shall deliver to Tiberius book entry registration instructions, together with appropriate transfer powers for the Church Warrants, duly executed in blank, in form effective to transfer Church’s right, title and interest in and to the Church Warrants on the books and records of Tiberius and its transfer agent.  Such transfer documents shall convey to Tiberius good and marketable title to the Church Warrants, free and clear of any and all mortgages, pledges, security interests, attachments, rights of first refusal, options, proxies, voting trusts, liens, claims, charges or encumbrances of any nature whatsoever (other than those imposed by Tiberius’s organizational documents or applicable securities laws) (“Liens”).  On the date of the Closing, Tiberius shall pay the Purchase Price to Church, by wire transfer of immediately available funds to a bank account specified in writing by Church to Tiberius not less than two (2) business days prior to the date of the Closing.  Church shall be solely responsible for the payment of any and all sales, transfer, income, or gain taxes applicable to the purchase and sale of the Church Warrants.

3.          Termination.  This Agreement will automatically terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the termination of the Business Combination Agreement in accordance with the terms thereof; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach.  Tiberius shall notify Church of the termination of the Business Combination Agreement promptly after the termination of such agreement.

4.          Representations and Warranties of Tiberius.  Tiberius hereby represents and warrants to Church as of the date of this Agreement and as of the Closing as follows:

(a)          Tiberius is an entity duly organized, validly existing and in good standing under the law of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Tiberius has all requisite power, authority and legal right and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly authorized, executed and delivered by Tiberius and, assuming the due authorization, execution and delivery of this Agreement by Church, constitutes the legal, valid and binding obligation of Tiberius, enforceable against Tiberius in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

(b)          No consent of or with any governmental or regulatory authority on the part of Tiberius is required to be obtained or made in connection with the execution, delivery or performance by Tiberius of this Agreement or the consummation by Tiberius of the transactions contemplated hereby.  Tiberius’s execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not; (i) conflict with or violate any provision of Tiberius’s organizational documents; (ii) conflict with or violate any law, rule, regulation, judgment, order, decree or governmental or regulatory authority license, consent or permit applicable to Tiberius or any of its properties or assets; or (c) violate, conflict with or result in a breach of, or constitute a default or event of default under, any agreement, contract, indenture or other instrument to which Tiberius is a party or bound, except for any deviations from any of the foregoing that has not had and would not reasonably be expected to have a material adverse effect on the ability of Tiberius on a timely basis to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

5.          Representations and Warranties of Church.  Church hereby represents and warrants to Tiberius as of the date of this Agreement and as of the Closing as follows:

(a)          Church is an entity duly organized, validly existing and in good standing under the law of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Church has all requisite power, authority and legal right and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly authorized, executed and delivered by Church and, assuming the due authorization, execution and delivery of this Agreement by Tiberius, constitutes the legal, valid and binding obligation of Church, enforceable against Church in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

(b)          Church owns good, valid and marketable title to the Church Warrants, free and clear of any and all Liens.  Upon delivery of the Church Warrants to Tiberius in accordance with this Agreement, the entire legal and beneficial interest in the Church Warrants and good, valid and marketable title to the Church Warrants, free and clear of all Liens, will pass to Tiberius.  The Church Warrants are being sold solely for the account of Church.

(c)          No consent of or with any governmental or regulatory authority on the part of Church is required to be obtained or made in connection with the execution, delivery or performance by Church of this Agreement or the consummation by Church of the transactions contemplated hereby.  Church’s execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not; (i) conflict with or violate any provision of Church’s organizational documents; (ii) conflict with or violate any law, rule, regulation, judgment, order, decree or governmental or regulatory authority license, consent or permit applicable to Church or any of its properties or assets; or (c) violate, conflict with or result in a breach of, or constitute a default or event of default under, any agreement, contract, indenture or other instrument to which Church is a party or bound, except for any deviations from any of the foregoing that has not had and would not reasonably be expected to have a material adverse effect on the ability of Church on a timely basis to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

(d)          Church has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Tiberius and IGI, and the terms and conditions of the IGI Transaction, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Tiberius, IGI and the IGI Transaction.  Church acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the representations and warranties of Tiberius expressly set forth herein; and (ii) neither Tiberius, nor any other person or entity has made or makes any representation or warranty to Church as to Tiberius, IGI, the IGI Transaction, the Church Warrants or the transactions contemplated hereby, except as expressly set forth in this Agreement.

6.          Additional Church Acknowledgements, Agreements and Waivers.

(a)          Without limiting any other provision of this Agreement or Section 5 of the FPC or the provisions of the Insider Letter (as defined in the FPC), during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, Church may not sell, transfer or dispose of any Church Warrants without the prior written consent of Tiberius.

(b)          Church hereby represents, warrants, acknowledges and agrees that the Board of Directors of Church has determined that IGI does not operate in an industry in which Church is prohibited from investing pursuant to the Church’s internal written policies, and hereby waives the provisions of Sections 1.2 and 3.3.8 of the FPC with respect to the IGI Transaction.

(c)          Church acknowledges that the Purchase Price is a negotiated price between Church and Tiberius for the sale and purchase of the Tiberius Warrants and does not necessarily reflect the fair market value of the Church Warrants.  Church acknowledges that it is a sophisticated investor, and that Tiberius may have material non-public information of or regarding Tiberius or its securities (“MNPI”), which MNPI may be material to a reasonable investor when making an investment decision.  Church hereby waives any claim, or potential claim, it has or may have against Tiberius, IGI, Pubco or their respective affiliates relating to Tiberius’s possession of MNPI in connection with Tiberius’s purchase of the Church Warrants pursuant to this Agreement.

(d)          Church acknowledges and agrees that it is aware, and that its affiliates are aware (and each of their respective agents and representatives is aware or, upon receipt of any material nonpublic information of Tiberius, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder or otherwise and other applicable foreign and domestic laws on a person or entity possessing material nonpublic information about a publicly traded company.  Church hereby agrees that, while it is in possession of MNPI, it shall not purchase or sell any securities of Tiberius, communicate such information to any third party, take any other action with respect to Tiberius in violation of such laws, or cause or encourage any third party to do any of the foregoing.

(e)          Church agrees that it and its affiliates will not issue any public release, filing or announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of Tiberius (not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable law or the rules or regulations of any applicable securities exchange, in which case Church shall use commercially reasonable efforts to allow Tiberius reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

7.          Waiver Against Trust.  Church understands that, as described in the final prospectus of Tiberius, dated as of March 15, 2018 and filed with the SEC (File No. 333-223098) on March 16, 2018 (the “Prospectus”), Tiberius has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Tiberius’s public stockholders (including overallotment shares acquired by Tiberius’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Tiberius may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Tiberius shares in connection with the consummation of Tiberius’s Business Combination or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if Tiberius fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO (or prior to any other deadline to consummate a Business Combination established pursuant to an amendment to Tiberius’s organizational documents), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes or (d) to Tiberius after or concurrently with the consummation of a Business Combination.  For and in consideration of Tiberius entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Church hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither Church nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other proposed or actual business relationship between Tiberius or affiliates, agents or representatives, on the one hand, and Church or its affiliates, agents or representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”).  Church on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Church or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Tiberius or its affiliates, agents or representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Tiberius or its affiliates).  Church agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Tiberius and its affiliates to induce Tiberius to enter in this Agreement, and Church further intends and understands such waiver to be valid, binding and enforceable against Church and each of its affiliates under applicable law.  Notwithstanding anything to the contrary contained herein, the provisions of this Section 7 will survive any termination of this Agreement and continue indefinitely.  For the avoidance of doubt, any reference in this Agreement to an affiliate of Tiberius prior to the IGI Transaction Closing will include its sponsor, Lagniappe Ventures LLC.

8.          Survival; Indemnification.  All of the representations, warranties, covenants and agreements made by each party hereto in this Agreement shall survive the Closing.  Subject to Section 7, each party shall indemnify the other against any loss, liability, claims, damages, costs or expenses (including reasonable attorney’s fees and expenses) paid or incurred as a result of such party’s breach of any representation, warranty, covenant or agreement in this Agreement.

9.          Miscellaneous.

(a)          Further Assurances.  Each party agrees to execute further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and the transactions contemplated hereby.

(b)         Expenses.  Except as expressly set forth herein, each party shall bear its own costs and expenses, including accounting, legal and other professional fees, incurred with respect to the negotiation, execution, delivery and performance of this Agreement and the consummation transactions contemplated by it.

(c)          Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon the parties hereto, and their respective successors and permitted assigns.  This Agreement shall not be assigned by a party hereto without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that Tiberius may assign this Agreement and all of its rights and obligations hereunder without such consent to Pubco upon the consummation of the IGI Transaction.  Except as expressly provided in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the parties and their respective successors and permitted assigns; provided that Pubco shall be an express third party beneficiary of this Agreement..

(d)          Governing Law and Venue; Waiver of Jury Trial.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.  Each party hereto (a) irrevocably submits to the exclusive jurisdiction and venue of the state or federal courts located in New York County, New York (or any appellate courts thereof) in connection with any actions, claims, litigation or other legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (a “Proceeding”), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9(i) shall be effective service of process for any Proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 9(c), and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Proceeding.  Each party hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law or in equity.  Each party hereby knowingly, voluntarily and intentionally waives the right it may have to a trial by jury in respect to any Proceeding based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements, in each case whether now existing or hereafter arising and whether in tort, contract or otherwise.

(e)          Remedies.  Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable law.  Except as specifically set forth in this Agreement, any such party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable law.  The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

(f)          Severability.  In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired.  Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement will then be fully enforceable.  The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g)          Amendment; Waiver.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by both parties.  No provision of this Agreement may be waived orally or by any act or failure to act on the part of a party, but only by an agreement in writing signed by the party against whom enforcement of any such waiver is sought.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

(h)          Entire Agreement.  This Agreement (together with the FPC, as modified hereby, and the other agreements referenced herein or therein) together constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof.

(i)          Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent prepaid by reputable, nationally recognized overnight courier service, or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Tiberius, to:

Tiberius Acquisition Corporation
3601 N Interstate 10 Service Rd W
Metairie, LA
Attn:  Andrew J. Poole, Chief Investment Officer
Email:  APoole@tiberiusco.com
Telephone No.: (504) 457-3811

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Attn: Stuart Neuhauser, Esq.
         Matthew A. Gray, Esq.
Email:  sneuhauser@egsllp.com
             mgray@egsllp.com
Telephone No.:  (212) 370-1300
Facsimile No.:  (212) 370-7889

If to Church, to: Church Mutual Insurance Company 3000 Schuster Lane Merrill, WI 54452 Attn: Jeff Steffen Email: jsteffen@churchmutual.com Telephone No.: 715-539-4621 Facsimile No.: 715-539-4650

(j)          Interpretation.  This Agreement is the joint product of the Tiberius and Church and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties.  Accordingly, any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement, and neither the drafting history nor the negotiating history of this Agreement will be used or referred to in connection with the construction or interpretation of this Agreement.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement; and (iv) the term “business day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

(k)          Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, including by facsimile, pdf or other electronic document transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Warrant Purchase Agreement as of the date first above written.

TIBERIUS ACQUISITION CORPORATION

By:	/s/ Andrew Poole
Name: Andrew Poole
Title: Chief Investment Officer

CHURCH MUTUAL INSURANCE COMPANY

By:	/s/ Jeff Steffen
Name: Jeff Steffen
Title: VP & CFO

{Signature Page to Warrant Purchase Agreement}